Exhibit 10.15

AGREEMENT

THIS AGREEMENT ("Agreement"), with an effective date of November 30, 2009, is entered into by and between PEOPLES FINANCIAL SERVICES CORP., a Pennsylvania corporation ("Peoples"), Peoples National Bank (the “Bank”) and ALAN W. DAKEY (the "Executive").

WITNESSETH:

WHEREAS, Peoples is engaged in the business of a bank holding company and is the owner of all the issued and outstanding capital stock of the Bank; and

WHEREAS, Peoples, the Bank and the Executive desire to enter into an agreement regarding, among other things, the employment of the Executive by Peoples.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Employment. Peoples hereby employs the Executive, and the Executive hereby accepts employment with Peoples, on the terms and conditions set forth in this Agreement.

2.Duties of Executive. The Executive shall perform and discharge well and faithfully such duties as an executive officer of Peoples and the Bank as may be assigned to the Executive from time to time by the Board of Directors of Peoples. The Executive shall be employed as President and Chief Executive Officer of Peoples and the Bank, and shall hold such additional titles as may be given to him from time to time by the Board of Directors of Peoples, the Bank, and any companies affiliated with Peoples. The Executive shall devote his full time, attention and energies to the business of Peoples and its affiliated companies and shall not, during the Employment Period (as defined in Section 3 hereof), be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this Section 2 shall not be construed as preventing the Executive from (a) investing the Executive's personal assets, (b) acting as a member of the Board of Directors of any other corporation or as a member of the Board of Trustees of any other organization, provided no such corporation or organization is a direct or indirect competitor of Peoples or any of its affiliated companies, or (c) being involved in any other activity with the prior approval of the Board of Directors of Peoples. In the event of any reduction in title or a reduction in the Executive's responsibilities or authority, including such responsibilities and authority as the same may be increased at any time during the term of this Agreement, a material breach by Peoples or the Bank of this Agreement, or the assignment to the Executive of duties inconsistent with the Executive's status as President and Chief Executive Officer of Peoples, then the Executive may resign at any time thereafter during the term of this Agreement and prior to the occurrence of a Change in Control, in which case Executive shall be entitled to receive the amounts and benefits set forth in Section 7 hereof.  If a Change in Control occurs, executive may resign his employment in accordance with Sections 5 hereof.

3.Term of Employment. The Executive's employment under this Agreement shall be for a period (the "Employment Period") commencing upon the date of this Agreement and ending at the end of the term of this Agreement pursuant to Section 17 hereof, unless the Executive's employment sooner terminates in accordance with Section 5 hereof or one of the following provisions:

(a)The Executive's employment under this Agreement may be terminated at any time during the Employment Period for "Cause" (as herein defined), by action of the Board of Directors of Peoples. As used in this Agreement, "Cause" means any of the following events:

(i)the Executive is convicted of or enters a plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Executive for a period of seven (7) consecutive days;

(ii)the Executive willfully fails to follow the lawful, good faith instructions of the Board of Directors of Peoples after the Executive's receipt of written notice of such instructions, other than a failure resulting from the Executive's incapacity because of physical or mental illness; or

(iii)any government regulatory agency orders that Peoples terminate the employment of the Executive or relieve him of his duties.

Notwithstanding the foregoing, the Executive's employment under this Agreement shall not be deemed to have been terminated for "Cause" under Section 3(a)(i) or 3(a)(ii) above if such termination took place solely as a result of:

(i)questionable judgment on the part of the Executive;

(ii)any act or omission believed by the Executive, in good faith, to have been in, or not opposed to, the best interests of Peoples or its affiliated companies; or

(iii)any act or omission in respect of which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Charter or Bylaws of Peoples (or its affiliates) or the directors' and officers' liability insurance of Peoples (or its affiliates), in each case as in effect at the time of such act or omission.

If the Executive's employment is terminated under the provisions of this Section 3(a), then all rights of the Executive under Section 4 hereof shall cease as of the effective date of such termination.

(b)The Executive's employment under this Agreement may be terminated at any time during the Employment Period without "Cause" (as defined in Section 3(a) hereof), by action of the Board of Directors of Peoples, upon giving notice of such termination to the Executive at least thirty (30) days prior to the date upon which such termination shall take effect. If the Executive's employment is terminated under the provisions of this Section 3(b), then the Executive shall be entitled to receive the compensation and benefits set forth in Section 6 or Section 7 hereof, whichever shall be applicable.  A decision by Peoples to not extend this Agreement as set forth in Section 17(a)(ii) of this Agreement shall constitute a termination without “Cause.”

(c)If the Executive retires or dies, the Executive's employment under this Agreement shall be deemed terminated as of the date of the Executive's retirement or death, and all rights of the Executive under Section 4 hereof shall cease as of the date of such termination. Any benefits thereafter payable to the Executive shall be determined in accordance with the retirement, insurance and benefit programs of Peoples (and its affiliates) then in effect. Notwithstanding the preceding two sentences, if the Executive dies after a Notice of Termination (as defined in Section 5(a) hereof) is delivered by the Executive, he shall be entitled to the termination benefits otherwise provided herein, and the provisions of Section 16(b) hereof shall apply.

(d)If the Executive becomes disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, and the regulations thereunder and, as a result thereof is incapable of performing the services required of the Executive under Section 2 of this Agreement for a continuous period of six (6) months, then, upon the expiration of such period or at any time thereafter, by action of the Board of Directors of Peoples, the Executive's employment under this Agreement may be terminated immediately upon giving the Executive notice to that effect. If the Executive's employment is terminated under the provisions of this Section 3(d), then all rights of the Executive under Section 4 hereof shall cease as of the last business day of the week in which such termination occurs. Any benefits thereafter payable to the Executive shall be determined in accordance with the retirement, insurance and benefit programs of Peoples (and its affiliates) then in effect.

4.Employment Period Compensation.

(a)Salary. For services performed by the Executive under this Agreement, Peoples shall pay (or cause to be paid) to the Executive a salary, during the Employment Period, at the rate of One Hundred Eighty Thousand Dollars ($180,000.00) per year, payable at the same times as salaries are payable to other executive employees of Peoples.  Peoples shall increase Executive’s salary effective January 1, 2011 and January 1, 2012 at a minimum rate of six percent (6%).  After January 1, 2012, Peoples may, from time to time, increase the Executive's salary, as Peoples deems appropriate.  Any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the dates established for such increases by the Board of Directors of Peoples in the resolutions authorizing such increases.

(b)Bonus. For services performed by the Executive under this Agreement, Peoples shall pay (or cause to be paid) to the Executive a bonus, during the Employment Period, in such amounts and at such times, annually, as is provided in such executive incentive plan for the Executive as shall be approved by the Board of Directors of Peoples and in effect from time to time and which shall be based on the goals and objectives set forth in Peoples’ strategic plan. The bonus will be an amount up to twenty-five percent (25%) of Executive’s salary.  In addition, Peoples may, from time to time, pay such other bonus or bonuses to the Executive as Peoples, in its sole discretion, deems appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of Peoples to the Executive provided for in this Agreement.

(c)Automobile. During the term of this Agreement, Peoples shall provide the Executive with an automobile allowance in the amount of $1,000 per month. Peoples also shall pay or reimburse the Executive for the cost of gasoline incurred for business use of the automobile.

(d)            Country Club Dues.  During the term of this Agreement, Peoples shall pay or reimburse Executive for annual dues associated with a golf membership at a country club of Executive’s choosing.

(e)           Relocation Expenses.  Peoples will reimburse Executive up to a maximum of $5,000 for expenses incurred by Executive in connection with his relocation to assume his position under this Agreement.

(f)           Supplemental Executive Retirement Plan.  At least annually, Peoples and Executive shall meet and discuss Peoples providing Executive with a Supplemental Executive Retirement Plan (“SERP”).  Part of the discussion and consideration shall be terms to provide for accelerated vesting of benefits in the event of a Change in Control or a termination without Cause, consistent with the definitions of these terms in this Agreement.

(g)Other Benefits. Peoples will provide (or cause to be provided) the Executive, during the Employment Period, with insurance, paid time off, pension, and other fringe benefits in the aggregate not less favorable than those received by other executive employees of Peoples or the Bank, provided, however, that immediately upon hire, Executive shall be eligible for group health insurance benefits and the greater of four (4) weeks of paid time off or his paid time off entitlement under the policies and practices of Peoples or the Bank. In addition, during the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the terms of such plans as to eligibility and vesting.

5.Resignation of the Executive for Good Reason.

(a)The Executive may resign for "Good Reason" (as herein defined) during the two-year period following a "Change in Control" (as defined in Section 5(b) hereof), as hereinafter set forth. As used in this Agreement, "Good Reason" means any of the following:

(i)any reduction in title or a reduction in the Executive's responsibilities or authority with respect to Peoples or the Bank, including such responsibilities and authority as the same may be increased at any time during the term of this Agreement, or the assignment to the Executive of duties inconsistent with the Executive's status as President and Chief Executive Officer of Peoples and the Bank;

(ii)any reassignment of the Executive which requires the Executive to move his principal residence;

(iii)any removal of the Executive from office or any adverse change in the terms and conditions of the Executive's employment, except for any termination of the Executive's employment under the provisions of Section 3(a) hereof;

(iv)any reduction in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(v)any failure of Peoples to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the pension, life insurance, medical, health, accident, disability or other employee benefit plans of Peoples (or any affiliated company) in which the Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control, unless such reduction is part of a reduction applicable to all employees;

(vi)any failure to obtain a satisfactory agreement from any successor to assume and agree to perform under this Agreement, as contemplated in Section 16(a) hereof;

(vii)any material change in the legal relationship between Peoples and the Bank; or

(viii)any material breach of this Agreement on the part of Peoples or the Bank.

At the option of the Executive, exercisable by the Executive within one hundred twenty (120) days after the occurrence of each and every of the foregoing events of "Good Reason" (or within ninety (90) days after the occurrence of a Change in Control if such event occurs before such Change in Control), the Executive may resign from employment under this Agreement by delivering a notice in writing (the "Notice of Termination") to Peoples, and the provisions of Section 6 hereof shall thereupon apply.

(b)As used in this Agreement, "Change in Control" of Peoples or the Bank shall mean a change in the ownership or effective control applicable to the Peoples or the Bank as described in Section 409A(a)(2)(A)(V) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) and the regulations thereunder.

6.Rights in Event of Certain Termination of Employment After Change in Control. In the event that Executive resigns from employment for Good Reason following a Change in Control, by delivery of a Notice of Termination to Peoples, or Executive's employment is involuntarily terminated by Peoples without Cause after a Change in Control, Peoples shall pay (or cause to be paid) to the Executive in cash, within twenty (20) days following termination, an amount equal to 2.99 times his "base amount" (within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code")), calculated as though the occurrence of the Change in Control were an event described in Code Section 280G(b)(2)(A)(i). In addition, Executive shall be entitled to continuation of group health insurance benefits, at the same level enjoyed by Executive immediately preceding the Change in Control, for one (1) year following termination of employment.  If Peoples or the Bank is unable to continue group health insurance benefits for Executive because of his termination of employment, then Executive shall be provided, at Peoples and the Bank’s effort and expense, with substantially similar benefits.  Notwithstanding the preceding sentence, in the event the lump sum payment described in the preceding sentence, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such lump sum shall be reduced to the extent necessary to avoid such imposition.

7.Rights in Event of Certain Termination of Employment in Absence of Change in Control. In the event that Executive's employment is involuntarily terminated by Peoples without Cause or Executive resigns from employment for Good Reason and no Change in Control shall have occurred at the date of such termination or resignation, Peoples shall pay (or cause to be paid) to the Executive in cash, within twenty (20) days following termination or resignation, an amount equal to 2.0 times the highest sum of the following:  (i) his taxable federal compensation reported on Form W-2 during each of the immediately preceding three (3) calendar years, and (ii) all amounts excluded from such compensation during the relevant calendar year by reason of Section 4(d) hereof, Code Section 125, and Code Section 401(k). In addition, Executive shall be entitled to continuation of group health insurance benefits, at the same level enjoyed by Executive immediately preceding the Change in Control, for one (1) year following termination of Executive’s employment.  If Peoples or the Bank is unable to continue group health insurance benefits for Executive because of his termination of employment, then Executive shall be provided, at Peoples and the Bank’s effort and expense, with substantially similar benefits.

8.Covenant Not to Compete.

(a)The Executive hereby acknowledges and recognizes the highly competitive nature of the business of Peoples and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 8(c) hereof, the Executive shall not:

(i)Be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation, or enterprise engaged, in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Peoples or any of its subsidiaries is engaged during the Employment Period, in any county in which, at any time during the Employment Period or at the date of termination of the Executive's employment, a branch, office or other facility of Peoples or any of its subsidiaries is located, , including counties located outside of the Commonwealth of Pennsylvania (the "Non-Competition Area"); or

(ii)          Provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Peoples or any of its subsidiaries is engaged during the Employment Period, in the Non-Competition Area.

(b)It is expressly understood and agreed that, although the Executive and Peoples consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for Peoples and its subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and ending on one of the following dates, as applicable:

(i) if the Executive's employment terminates in accordance with the provisions of Section 3 (other than Section 3(a)) or Section 17 hereof, the effective date of termination of employment;

(ii) if the Executive's employment terminates in accordance with the provisions of Section 3(a) hereof or the Executive voluntarily terminates his employment, other than in accordance with the provisions of Section 5 hereof, the last sentence of Section 2 or Section 7, the first anniversary date of the effective date of termination of employment; or

(iii) if the Executive voluntarily terminates his employment in accordance with the provisions of Section 5 hereof, the last sentence of Section 2 or Section 7, the effective date of termination of employment.

9.Arbitration. Peoples, the Bank and the Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association (the "Association") in Scranton, Pennsylvania. Peoples, or the Executive, may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the rules of the Association. The Association shall designate a single arbitrator to conduct the proceeding, but Peoples, and the Executive, may, as a matter of right, require the substitution of a different arbitrator chosen by the Association. Each such right of substitution may be exercised only once. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Peoples, and the Executive, shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein. Notwithstanding the preceding provisions of this section, in the event any such provision is in conflict with a rule or policy of the Association, the arbitration proceeding shall be governed by such rule or policy.

10.Legal Expenses. Peoples shall pay to the Executive all reasonable legal fees and expenses, including, without limitation, all fees and expenses incurred by Executive in connection with any arbitration that occurs in accordance with Section 9 of this Agreement, incurred by the Executive in seeking in good faith to obtain or enforce any right or benefit provided by this Agreement, provided that any action or proceeding is not decided against the Executive.

11.Mitigation of Damages. The Executive shall not be required to mitigate the amount of any payment provided for in Section 6 or Section 7 hereof by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 6 or Section 7 be reduced by any compensation earned by the Executive as the result of employment by another employer or by reason of the Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise; provided, however, that the payments provided for in Section 6 or Section 7 shall be reduced by the amount actually received by the Executive under any severance policy of Peoples or the Bank then in effect.

12.Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the residence of the Executive, in the case of notices to the Executive, and to the principal office of Peoples, in the case of notices to Peoples and the Bank.

13.Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of Peoples specifically designated by the Board of Directors of Peoples. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.Assignment. This Agreement shall not be assignable by either party hereto, except by Peoples to any successor in interest to the business of Peoples and the Bank.

15.Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement.

16.Successors, Binding Agreement.

(a)Peoples will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Peoples to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Peoples would be required to perform it if no such succession had taken place. Failure by Peoples to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 6 hereof shall apply. As used in this Agreement, "Peoples" shall mean Peoples as hereinbefore defined and any successor to the respective business and/or assets of Peoples which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die after a Notice of Termination is delivered by the Executive and any amounts would be payable to the Executive under this Agreement if the Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there is none, to the Executive's estate.

17.Termination.

(a)Unless the Executive's employment terminates pursuant to the provisions of Section 3 or Section 5 hereof (or the last sentence of Section 2 or Section 7 hereof), the term of this Agreement shall:

(i)initially be a three (3) year term commencing as of November 30, 2009, and ending on December 31, 2012; and

(ii)be automatically extended by one year on January 1, 2011, and again on January 1 of each year thereafter, to provide for a three (3) year term, annually, effective as of such respective dates, unless either (1) Peoples or (2) the Executive shall have given written notice of non-extension of the term of this Agreement to the other at least ninety (90) days before the date of any such extension.

(b)Any termination of the Executive's employment under this Agreement or of this Agreement shall not affect the provisions of Sections 6 or 7 hereof which shall survive any such termination and remain in full force and effect in accordance with their respective terms.

18.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19.Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws (but not the law of conflict of laws) of the Commonwealth of Pennsylvania.

20.Headings. The headings of the sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

21.Termination of Prior Agreements. Upon the execution and delivery of this Agreement by the parties hereto, any prior agreement relating to the subject matter hereof shall be automatically terminated and be of no further force or effect.

22.409A Safe Harbor. Notwithstanding anything in this Agreement to the contrary, in no event shall Peoples be obligated to commence payment or distribution to the Executive of any amount that constitutes nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A (“CODE SECTION 409A”) earlier that the earliest permissible date under Code Section 409A that such amount could be paid without additional taxes or interest being imposed under Code Section 409A. Peoples, the Bank and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Code Section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Code Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, in the event Executive is determined to be a Specified Employee, as that term is defined in Code Section 409A, payments to such Specified Employer under Sections 6 or 7, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Code Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination.  For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Executive, the Identification Date (as defined in Code Section 409A) shall be December 31.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the day and year first above written.

WITNESS	PEOPLES FINANCIAL SERVICES CORP.
______________________________
    By:   ___________________________

WITNESS                                                                               PEOPLES NATIONAL BANK
_____________________________
     By:   ___________________________

WITNESS
_____________________________                     ______________________________
                                Alan W. Dakey